Exhibit 4.2

The WhiteWave Foods Company,

The Guarantors party hereto

and

Wells Fargo Bank, National Association,

as Trustee

First Supplemental Indenture

Dated as of September 17, 2014

$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022

i

ii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 17, 2014, among The WhiteWave Foods Company, a Delaware corporation (the “Company”), each Guarantor party hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have entered into an Indenture (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), dated as of September 17, 2014, providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture); and

WHEREAS, Section 3.01 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Article III of the Base Indenture; and

WHEREAS, pursuant to Section 3.01 of the Base Indenture, the Company, for its lawful corporate purposes, desires to create and authorize a new series of Securities to be known as the 5.375% Senior Notes due 2022 (the “Notes”), initially in an aggregate principal amount of $500,000,000; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, which sets forth the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make the Notes, when executed by the Company and authenticated and delivered by or on behalf of the Trustee as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Company have been done;

NOW, THEREFORE:

In order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of such Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Guarantors covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of such Notes, as follows:

ARTICLE I

Definitions

SECTION 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

SECTION 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) Capitalized terms used but not otherwise defined herein have the meanings specified in the Base Indenture, and all other terms defined in this Supplemental Indenture have the meanings assigned to them;

(b) the terms defined in this Supplemental Indenture include the plural as well as the singular;

(c) references to “Article,” “Section,” “Exhibit” or other subdivision herein are references to an Article, Section, Exhibit or other subdivision of this Supplemental Indenture, unless the context otherwise requires;

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision; and

(e) The following terms have the respective meanings as set forth below:

Adjusted Treasury Rate:

The term “Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Company, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after October 1, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed, in each case, plus 0.50%.

Affiliate:

The term “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Applicable Premium:

The term “Applicable Premium” means with respect to a Note at any redemption date the present value of all required remaining scheduled interest payments due on such Note through and including October 1, 2022 computed using a discount rate equal to the Adjusted Treasury Rate. The Company will (1) calculate the Adjusted Treasury Rate on the second Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Adjusted Treasury Rate and showing the calculation of each in reasonable detail.

Attributable Debt:

The term “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

Attributed Principal Amount:

The term “Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by the Company or any Guarantor, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

Board of Directors:

The term “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

Business Day:

The term “Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

Capital Lease Obligation:

The term “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.02, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

Capital Stock:

The term “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

Change of Control:

The term “Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (a) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (b) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Subsidiary of a holding company, (ii) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Company and (iii) upon completion of such transaction, the ultimate beneficial ownership of the Company has not been modified by such transaction.

Change of Control Triggering Event:

The term “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

Common Stock:

The term “Common Stock” shall mean the common stock of the Company.

Comparable Treasury Issue:

The term “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to October 1, 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to October 1, 2022.

Comparable Treasury Price:

The term “Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

Consolidated Interest Expense:

The term “Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP): (1) all interest in respect of Debt (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) determined after giving effect to any net payments made or received under interest rate Swap Contracts, minus (2) the sum of (a) all interest income during such period and (b) to the extent included in clause (1) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including write-offs or amortization of fees and expenses related to Permitted Receivables Financings), and amounts paid (or plus any amounts received) on early terminations of Swap Contracts, plus (c) the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing.

Consolidated Net Income:

The term “Consolidated Net Income” means, for any period, the net income after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

Consolidated Tangible Assets:

The term “Consolidated Tangible Assets” means the aggregate amount of assets on a consolidated basis excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other intangible assets, all as set forth on the books and records of the Company and its Subsidiaries and computed in accordance with GAAP.

Consolidated Secured Debt Ratio:

The term “Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of the Company and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of the Company and its Subsidiaries, to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Company are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or discharges of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(a) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to any Credit Facility that may be incurred by the Company or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with Section 4.02).

Credit Agreement:

The term “Credit Agreement” means the Credit Agreement, dated as of October 12, 2012, among the Company, certain Subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, the other lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guaranties and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

Credit Facility:

The term “Credit Facility” means, with respect to the Company or any Guarantor, one or more debt facilities, including the Credit Agreement, or other financing arrangements providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

Debt:

The term “Debt” means any indebtedness for money borrowed.

Disqualified Stock:

The term “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes in Section 4.01; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

EBITDA:

The term “EBITDA” for any period means Consolidated Net Income for such period plus (1) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)	Consolidated Interest Expense,

(b)	provision for taxes based on income, profits or capital of the Company and its Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(c)	depreciation and amortization expense and other non-cash charges, expenses or losses (except for any such expense that requires accrual of a reserve for anticipated future cash payments for any period),

(d)	(i) pro forma cost savings resulting from non-recurring charges related to any acquisition or disposition as permitted pursuant to Regulation S-X of the Exchange Act and (ii) the amount of pro forma cost savings and operating expense reductions that are reasonably expected to result over the next succeeding four fiscal quarter period as a result of, or in connection with, acquisitions or dispositions consummated during such period, provided that (A) such cost savings and operating expense reductions are identifiable, quantifiable and factually supportable, (B) the aggregate amount of such cost savings and operating expense reductions added pursuant to this clause (d)(ii) during such period shall not exceed an amount equal to 5% of EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (d)(ii)) and (C) such pro forma cost savings and operating expenses shall only be added back for the four fiscal quarters following the applicable acquisition or disposition, and in each case described in this clause (d), no cost savings or operating expense reductions shall be added pursuant to this clause (d) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period,

(e)	non-recurring, cash charges, expenses or losses not exceeding $10,000,000 in any four fiscal quarter period,

(f)	any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition,

(g)	the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including any write-offs or amortization of fees and expenses related to Permitted Receivables Financings),

(h)	any extraordinary or unusual charges or expenses (including amounts paid on early terminations of Swap Contracts),

(i)	non-cash losses from foreign exchange translation adjustments or Swap Contracts during such period,

(j)	the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or early extinguishment of Debt to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, minus

(2) the following to the extent included in the determination of Consolidated Net Income for such period, without duplication: (a) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Contracts during such period (but excluding any non-cash credits, income or gains that represent an accrual in the ordinary course), (b) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Contracts), and (c) any federal, state, local and foreign income tax credits.

Equity Offering:

The term “Equity Offering” means any primary offering of Capital Stock of the Company (other than Disqualified Stock) to Persons who are not Subsidiaries of the Company other than (1) public offerings with respect to the Company’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

Exchange Act:

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Funded Debt:

The term “Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

GAAP:

The term “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Except as otherwise provided in this Supplemental Indenture, all ratios and computations based on GAAP contained in this Supplemental Indenture shall be computed in conformity with GAAP.

Guarantor:

The term “Guarantor” means each Subsidiary of the Company that executes this Supplemental Indenture on the Issue Date as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

Guaranty:

The term “Guaranty” means a guarantee by a Subsidiary of the Company’s obligations with respect to the Notes.

Guaranty Agreement:

The term “Guaranty Agreement” means this Supplemental Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Supplemental Indenture.

Independent Financial Advisor:

The term “Independent Financial Advisor” means an investment banking firm, accounting firm, consulting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

Invested Amount:

The term “Invested Amount” has the meaning set forth in the definition of Attributable Principal Amount.

Investment Grade Rating:

The term “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

Issue Date:

The term “Issue Date” means September 17, 2014.

Lien:

The term “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Material Indebtedness:

The term “Material Indebtedness” means Debt or obligations in respect of one or more Swap Contracts, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any of its Subsidiaries in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiaries would be required to pay if such Swap Contract were terminated at such time.

Net Cash Proceeds:

The term “Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

Officer:

The term “Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Company.

Officer’s Certificate:

The term “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company. Each such certificate shall include the statements provided for in Section 16.01 of the Base Indenture if and to the extent required by the provisions of such Section.

Opinion of Counsel:

The term “Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, reasonably satisfactory to the Trustee, that meets the requirements provided for in Section 16.01 of the Base Indenture.

Permitted Receivables Financing:

The term “Permitted Receivables Financing” means any one or more receivables financings in which (1) the Company or any of its Subsidiaries (a) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon and any proceeds thereof, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Company (with respect to any such transaction, the “Receivables Financier”), (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (c) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (2) the Company, any Guarantor or any Subsidiary of the Company sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (a) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (c) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (i) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $250,000,000 and (ii) such financings shall not involve any recourse to the Company, any Guarantor or any Subsidiary of the Company for any reason other than (i) repurchases of non-eligible assets, (ii) indemnifications for losses other than credit losses related to the Transferred Assets or (iii) representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a receivables financing, including absorbing dilution amounts.

Person:

The term “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

principal:

The term “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

Principal Property:

The term “Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing, packaging, production or storage, in each case located in the United States, and owned or leased or to be owned or leased by the Company or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds 2.5% of the Consolidated Tangible Assets of the Company as shown on the consolidated balance sheet contained in the Company’s most recent financial statements filed with the SEC, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise.

Prospectus Supplement:

The term “Prospectus Supplement” means the Company’s prospectus supplement, dated September 12, 2014, relating to the sale of the Notes.

Quotation Agent:

The term “Quotation Agent” means the Reference Treasury Dealer selected by the Company.

Rating Agencies:

The term “Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

Rating Event:

The term “Rating Event” means (1) the ratings of the Notes are lowered by at least one of the Rating Agencies and (2) the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Company to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

Receivables Financier:

The term “Receivables Financier” has the meaning set forth in the definition of Permitted Receivables Financing.

Receivables Financing SPC:

The term “Receivables Financing SPC” means (1) a wholly-owned direct Subsidiary of the Company or a Guarantor which engages in no activities other than in connection with the financing of Transferred Assets pursuant to a Permitted Receivables Financing that meets the following criteria: (a) no portion of the indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guaranties of obligations (other than the principal of, and interest on, indebtedness)) pursuant to customary securitization undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to customary securitization undertakings) or (iii) subjects any property or asset (other than the Transferred Assets) of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary securitization undertakings, (b) with which neither the Company nor any of its other Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Financing documentation (including with respect to fees payable in the ordinary course of business in connection with the servicing of the accounts receivable and related assets and the administration of the Receivables Financing SPC)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company (as determined by the Company in good faith), and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (2) each general partner of any such Subsidiary described in clause (1) that meets all of the criteria set forth in clause (1).

Reference Treasury Dealer:

The term “Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns and Morgan Stanley & Co. LLC and its successors and assigns.

Reference Treasury Dealer Quotations:

The term “Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed.

Refinance:

The term “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

Sale/Leaseback Transaction:

The term “Sale/Leaseback Transaction” means an arrangement relating to a Principal Property owned by the Company or a Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Subsidiary of the Company whereby the Company or a Subsidiary of the Company transfers such property to a Person and the Company or a Subsidiary of the Company leases it from such Person.

SEC:

The term “SEC” means the Securities and Exchange Commission.

Securities Act:

The term “Securities Act” means the Securities Act of 1933, as amended.

Significant Subsidiary:

The term “Significant Subsidiary” means any Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Stated Maturity:

The term “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

Subsidiary:

The term “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Swap Contract:

The term “Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement used to document transactions of the type specified in clause (1).

Transferred Assets:

The term “Transferred Assets” has the meaning set forth in the definition of Permitted Receivables Financing.

U.S. Government Obligations:

The term “U.S. Government Obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (1) or (2) are not callable or redeemable at the action of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

Voting Stock:

The term “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

ARTICLE II

General Terms And Conditions of The Notes

SECTION 2.01. Establishment of the 5.375% Senior Notes due 2022. A new series of Securities with the following terms is hereby established pursuant to Section 3.01 of the Base Indenture:

(a) The title of the series of Securities constituted by the Notes shall be the “5.375% Senior Notes due 2022”.

(b) The initial aggregate principal amount of the Notes is $500,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture. The Company may from time to time without notice to or the consent of the Holders of the Notes create and issue additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects other than the issue price the date of the issuance the payment of interest accruing prior to the issue date of such Additional Notes the first payment of interest following the issue date of such Additional Notes and in some cases the first payment of interest following the issue date of such Additional Notes. Any such Additional Notes shall be consolidated and form single series with the Notes initially issued including for purposes of voting and redemptions; provided that if the Additional Notes are not fungible with the Notes initially issued for U.S. federal income tax purposes such Additional Notes shall have a separate CUSIP number.

(c) The entire outstanding principal of the Notes shall be payable on October 1, 2022 plus any accrued and unpaid interest to such date.

(d) Interest on the Notes shall accrue at a rate of 5.375% per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from September 17, 2014. The Interest Payment Dates for the Notes on which interest will be payable shall be April 1 and October 1 in each year, beginning April 1, 2015. The Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the March 15 and September 15 preceding the applicable Interest Payment Date.

(e) Not applicable.

(f) Not applicable.

(g) Not applicable.

(h) Not applicable.

(i) The Notes may be redeemed in accordance with paragraph 5 of the Notes and Article IV of the Base Indenture.

(j) The Notes do not have the benefit of a sinking fund. The Company is obligated to purchase the Notes at the option of the Holders thereof pursuant to Section 4.01.

(k) Not applicable.

(l) Not applicable.

(m) The Notes shall be guaranteed by the Guarantors pursuant to Article VI of this Supplemental Indenture.

(n) The Notes shall not be issued as Original Issue Discount Securities.

(o) The provisions of Article XII of the Base Indenture, as amended by Article VII of this Supplemental Indenture, will apply to the Notes.

(p) The Notes shall be issued as Global Securities and The Depository Trust Company, New York, New York shall be the initial Depositary.

(q) Not applicable.

(r) The Notes issued under this Supplemental Indenture shall be issued in the form specified by Section 2.02 of this Supplemental Indenture.

(s) Not applicable.

(t) The Notes will be (1) unsecured senior obligations of the Company, (2) senior in right of payment to all existing and any future subordinated indebtedness of the Company and (3) guaranteed by each Guarantor on an unsecured senior basis.

(u) Not applicable.

(v) Not applicable.

(w) Not applicable.

(x) Additions and changes to Sections 14.01 and 14.02 of the Base Indenture are set forth in Article VII of this Supplemental Indenture.

(y) Not applicable.

(z) Additions, deletions and changes in the Events of Default applicable to the Notes are set forth in Article V of this Supplemental Indenture.

(aa) The covenants set forth in Article IV of this Supplemental Indenture shall apply to the Notes. The covenant set forth in Section 6.04 of the Base Indenture shall not apply to the Notes.

(bb) The provisions of this Supplemental Indenture shall supersede any conflicting terms of the Base Indenture with respect to the Notes as set forth in Section 1.01.

SECTION 2.02. Form of the Notes. The Notes issued under this Supplemental Indenture shall be substantially in the form of Exhibit A to this Supplemental Indenture, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A to this Supplemental Indenture are part of the terms of this Supplemental Indenture.

ARTICLE III

Redemption of the Notes

SECTION 3.01. Redemption. The Notes may be redeemed in accordance with paragraph 5 of the Notes and Article IV of the Base Indenture.

SECTION 3.02. Minimum Denominations. The Trustee may select for redemption portions of the principal of Notes that have minimum denominations of $1,000 and integral multiples of $1,000 thereof; provided that Notes of $2,000 or less that are redeemed shall be redeemed in whole and not in part.

ARTICLE IV

Additional Covenants

SECTION 4.01. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.01(b).

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes, the Company shall mail (or deliver by electronic transmission in accordance with the applicable procedures of the Depositary) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s

Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances that constitute or may constitute such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4) the instructions, as determined by the Company, consistent with this Section 4.01, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Trustee for cancellation at the address specified in the notice at least three Business Days prior to the purchase date. Notes held in book entry form shall be delivered in accordance with the Depositary’s procedures. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Company under this Section 4.01 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section 4.01, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

(f) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.01. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.01 by virtue of its compliance with such securities laws or regulations.

SECTION 4.02. Limitation on Liens.

(a) The Company will not, and will not permit any Subsidiary of the Company to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon (1) any Principal Property of the Company or such Subsidiary, or (2) any shares of Capital Stock issued by any Subsidiary of the Company that owns any Principal Property, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt shall be so secured.

(b) The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1) Liens on any property existing at the time of the acquisition thereof;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any property owned by the Company or any Subsidiary of the Company immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company;

(4) Liens in favor of the Company or a Subsidiary of the Company;

(5) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (A) the completion of the acquisition, construction, development or improvement of such property or (B) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Liens existing on the Issue Date or any extension, renewal,

replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5) of this Section 4.02(b); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) of this Section 4.02(b) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) of this Section 4.02(b) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided further that this clause (7) shall not include Liens securing the Credit Agreement or any extension, renewal, replacement or refunding thereof; and

(8) Liens securing hedging obligations entered into in the ordinary course of business.

(c) Notwithstanding the restrictions described above, the Company and any Subsidiaries of the Company may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(1) the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(8) of Section 4.02(b)) plus

(2) all Attributable Debt of the Company and the Subsidiaries of the Company in respect of Sale/Leaseback Transactions with respect to Principal Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of this Section 4.03(a)), would not exceed the greater of (x) $2.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 4.50 to 1.0.

SECTION 4.03. Limitation on Sale/Leaseback Transactions.

(a) The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1) the Sale/Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2) the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals;

(3) the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(8) of Section 4.02(b), without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Principal Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4) the Company or such Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (A) the retirement of Notes, other Funded Debt of the Company ranking on a parity with the Notes (or the Guaranties of the Notes) or Funded Debt of a Subsidiary of the Company, (B) the purchase of one or more Principal Properties or (C) a combination thereof; or

(5) (A) the Attributable Debt of the Company and Subsidiaries of the Company in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this Section 4.03(a)), plus (B) the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(8) of Section 4.02(b)) that do not equally and ratably secure the outstanding Notes (or secure the outstanding Notes on a basis that is prior to other Debt secured thereby), would not exceed the greater of (x) $2.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 4.50 to 1.0.

SECTION 4.04. SEC Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, and make available to the Trustee and Holders within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified in the SEC rules and regulations and applicable to the Company; provided, however, that if the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company will make available such information to the Trustee and Holders within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act as a U.S. corporation that is a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act. The Trustee shall have no responsibility to ensure that such filing has occurred. The Company will be deemed to have furnished such reports referred to in this section to the Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system or has made available such reports on its website and such reports are publicly available.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.05. Future Guarantors. On the Issue Date, each of the Company’s Subsidiaries that is a guarantor of the Company’s Debt under the Credit Agreement will execute and deliver to the Trustee a Guaranty Agreement pursuant to which each such Subsidiary shall guarantee the Company’s obligations with respect to the Notes issued pursuant to this Supplemental Indenture on the terms set forth herein. After the Issue Date, the Company shall cause each Subsidiary of the Company that provides a Guarantee of indebtedness under the Credit Agreement or Guarantees any Material Indebtedness of the Company to, within 30 days of the incurrence of such guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary shall guarantee payment of the Notes on the same terms and conditions as those set forth in this Supplemental Indenture.

SECTION 4.06. Consolidation, Merger, Sale or Conveyance.

(a) The Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1) the successor or transferee entity, if other than the Company, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Company;

(2) immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Company as obligor on the Notes, with the same effect as if it had been named in the Indenture as the Company.

(b) No Guarantor may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1) the successor or transferee entity, if not a Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its Guaranty; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2) immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

ARTICLE V

Additional Events of Default

SECTION 5.01. Additional Events of Default. In addition to the Events of Default set forth in Section 7.01 of the Base Indenture, an “Event of Default” occurs if:

(a) the Company or any Guarantor fails to comply with Section 4.06 for 30 days;

(b) the Company defaults in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(c) the Company or any Guarantor, as the case may be, fails to comply with Sections 4.01 (other than a failure to purchase Notes), 4.02, 4.03 or 4.05 and such failure continues for 30 days after a Notice of Default is given;

(d) the Company fails to comply with Section 4.04 and such failure continues for 120 days after a Notice of Default is given;

(e) the Company or the Guarantors default in the performance of, or breaches, any of their covenants and agreements in respect of the Notes contained in the Indenture or in the Notes (other than those referred to in clause (a) of Section 7.01 of the Base Indenture or clauses (a), (b), (c) or (d) above), and such default or breach continues for a period of 60 days after a Notice of Default is given;

(f) Debt of the Company or any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $50,000,000;

(g) any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $50,000,000 is entered against the Company, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree becoming final and is not discharged, waived or the execution thereof stayed within 10 days after the notice specified below; or

(h) a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

A Default under clauses (c), (d), (e) and (g) will not constitute an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (f), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

SECTION 5.02. Inapplicability of Events of Default. The Events of Default specified in clauses (b), (c) and (d) of Section 7.01 of the Base Indenture shall not apply to the Notes.

SECTION 5.03. Bankruptcy Event of Default. With respect to the Notes, the following amendments shall have been deemed to have been made to Section 7.01 of the Base Indenture:

(a) Section 7.01(e) is amended by replacing the words “the Company” with the words “the Company, any Guarantor or any Significant Subsidiary”.

(b) Section 7.01(f) is amended by replacing each instance of the words “the Company” with the words “the Company, any Guarantor or any Significant Subsidiary”.

SECTION 5.04. Notice of Default. The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (f) and (h) of Section 5.01 and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (c), (d), (e) and (g) of Section 5.01, its status and what action the Company is taking or proposes to take with respect thereto.

ARTICLE VI

Guaranties

SECTION 6.01. Guaranties.

(a) Each Guarantor required to execute and deliver a Guaranty Agreement pursuant to Section 4.05 shall, upon execution and delivery of its Guaranty Agreement, unconditionally and irrevocably guarantee, jointly and severally, to each Holder and to the Trustee and its successors and assigns (1) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Supplemental Indenture and the Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article VI notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Supplemental Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 6.06, any change in the ownership of such Guarantor.

(c) Each Guarantor further agrees that its Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in Sections 6.02, 6.06 and 7.01 of this Supplemental Indenture, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Supplemental Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

(g) Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VII of the Base Indenture for the purposes of such Guarantor’s Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in such Article VII, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 6.01.

(h) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 6.01.

SECTION 6.02. Limitation on Liability. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 6.03. Successors and Assigns. This Article VI shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

SECTION 6.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article VI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article VI at law, in equity, by statute or otherwise.

SECTION 6.05. Modification. No modification, amendment or waiver of any provision of this Article VI, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 6.06. Release of Guarantor. A Guarantor shall be deemed released from all obligations under this Article VI without any further action required on the part of the Trustee or any Holder: (a) upon the sale or other disposition (including by way of consolidation or merger) of such Guarantor, (b) upon the sale or disposition of all or substantially all the assets of such

Guarantor (in each case other than a sale or disposition to the Company or a Subsidiary of the Company), (c) at such time such Guarantor no longer provides a guarantee of indebtedness under the Credit Agreement or any Material Indebtedness of the Company, (d) upon the defeasance of the Notes, as provided under Article XII of the Base Indenture or (e) pursuant to clause (k) of Section 14.01 of the Base Indenture, in the case of clause (b) of this Section 6.06, other than to the Company or an Affiliate of the Company and as permitted by the Indenture. At the written request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 6.07. Contribution. Each Guarantor that makes a payment under its Guaranty will be entitled upon payment in full of all Guaranteed Obligations to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE VII

Defeasance

SECTION 7.01. Defeasance and Covenant Defeasance.

(a) Defeasance. Upon the Company’s or the Guarantors’ exercise of its option to have this Section 7.01(a) applied to the Securities, and the Guarantees thereof, each of the Company and the Guarantors shall be deemed to have been discharged from their obligations with respect to the Securities and Guarantees as provided in this Section 7.01(a) on and after the date the conditions set forth in Section 7.01(c) are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that each of the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Securities and Guarantees and to have satisfied all its other obligations under the Securities and Guarantees and this Indenture insofar as the Securities and Guarantees are concerned (and the Trustee, at the expense of the Company or the Guarantors, as the case may be, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of such Securities to receive, solely from the trust fund described in Section 7.01(c) and as more fully set forth in Section 12.06 of the Base Indenture, payments in respect of the principal of and premium, if any, and interest on the Securities when payments are due, (2) the Company’s obligations with respect to the Securities and the Guarantors’ obligations with respect to such Guarantees under Sections 3.04, 3.05, 3.06, 3.07 and 6.03 of the Base Indenture, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (4) this Article VII. Subject to compliance with Article XII of the Base Indenture, the Company or the Guarantors may exercise their option, if any, to have this Section 7.01(a) applied to the Securities and the Guarantees thereof notwithstanding the prior exercise of its option, if any, to have Section 7.01(b) applied to such Securities and Guarantees.

(b) Covenant Defeasance. Upon the Company’s or the Guarantors’ exercise of their option to have this Section 7.01(b) applied to the Securities and the Guarantees, (i) the occurrence of any event specified in (A) Section 7.01(e) or 7.01(f) of the Base Indenture

(in each case only with respect to any Significant Subsidiary) or (B) Sections 5.01(c), Section 5.01(d), Section 5.01(f), Section 5.01(g) or Section 5.01(h) of this Supplemental Indenture shall be deemed not to be or result in an Event of Default with respect to the Notes and (ii) the Company shall be released from its obligations under, and the Guarantors shall have no liablity in respect of, Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06(a)(3) and 4.06(b)(3) (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to such Securities and Guarantees, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and such Securities and Guarantees shall be unaffected thereby.

(a) Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 7.01(a) or 7.01(b) to the Securities and the Guarantees thereof:

(1) The Company or the Guarantors shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee which satisfies the requirements contemplated by Section 11.04(a) of the Base Indenture and agrees to comply with the provisions of Article XII of the Base Indenture applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (C) a combination thereof, in each case sufficient (and in the case of clause (B) and (C), as certified by an Independent Financial Advisor) to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of and premium, if any, and interest on such Securities on the respective Stated Maturities or relevant redemption date, in accordance with the terms of this Indenture and such Securities (provided that if such redemption requires the payment of the Applicable Premium, (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date).

(2) In the event of an election to have Section 7.01(a) apply to the Securities and the Guarantees thereof, the Company or the Guarantors shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (A) the Company or the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Securities will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.

(3) No Default or Event of Default with respect to such Securities or any other Securities shall have occurred and be continuing at the time of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith).

(4) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or material instrument to which the Company or the Guarantors are a party or by which it is bound.

(5) The Company or the Guarantors shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with (in each case, subject to the satisfaction of the condition in clause (3)).

Before or after a deposit, the Company or the Guarantors may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article III of this Supplemental Indenture.

(b) For the avoidance of doubt, upon exercise of Defeasance or Covenant Defeasance by the Company or any Guarantor, each Guarantor will automatically be released from its Guaranty under Article VI of this Supplemental Indenture.

ARTICLE VIII

Miscellaneous Provisions

SECTION 8.01. Article I of the Base Indenture. The definition of “Discharged” shall be amended and restated as follows:

“Discharged:

The term “Discharged” means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by, and obligations under, the Securities of such series and to have satisfied all the obligations under this Indenture relating to the Securities of such series (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders of Securities of such series to receive, from the trust fund described in Section 12.06, payment of the principal of and premium, if any, and interest on such Securities when such payments are due, (B) the Company’s obligations with respect to Securities of such series under Sections 3.04, 3.06, 3.07, 6.02, 12.06 and 12.07 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder.”

SECTION 8.02. Article VII of the Base Indenture. With respect to the Notes, Section 7.07 of the Base Indenture shall be amended by adding immediately prior to the phrase “it being understood and intended that” the following: “provided that no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Securities of such series then Outstanding;”.

SECTION 8.03. Article XI of the Base Indenture. With respect to the Notes, the following shall be added as the last paragraph of Section 11.03 of the Base Indenture:

“For the avoidance of doubt, the notice required to be given pursuant to this Section 11.03 may be given by electronic transmission in accordance with the applicable procedures of DTC.”

SECTION 8.04. Article XII of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article XII of the Base Indenture:

(a) The last paragraph of Section 12.02(a) of the Base Indenture is amended by inserting immediately prior to the phrase“; provided, however, in the event” the following: “as certified by an Independent Financial Advisor”.

(b) With respect to the Notes, Section 12.03 of the Base Indenture is deleted in its entirety and references to “Section 12.03” in Sections 12.04 and 12.06 of the Base Indenture are replaced with references to “Section 7.01 of the First Supplemental Indenture, dated September 17, 2014, to this Indenture”.

SECTION 8.05. Article XIII of the Base Indenture. With respect to the Notes, Section 13.01 of the Base Indenture is amended and restated as follows:

“Section 13.01 No Personal Liability. No recourse shall be had for the payment of the principal of, or the premium, if any, or interest on, the Notes or for any claim based thereon or otherwise in respect thereof or of the Indebtedness represented thereby, or upon any obligation, covenant or agreement of the Notes, the Guaranties or the Indenture, against any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company or any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Indenture, the Notes and the Guaranties are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company, any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, because of the incurring of the Indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in this Indenture, the Notes or the Guaranties, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such director, officer, employee, incorporator, member or stockholder is, by the acceptance of the Notes and as a condition of, and as part of the consideration for, the execution of this Indenture and the issue of the Notes and the Guaranties expressly waived and released.”

SECTION 8.06. Article XIV of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article XIV of the Base Indenture:

(a) Paragraph (a) of Section 14.01 of the Base Indenture is amended and restated as follows: “to add to the covenants and agreements of the Company or any Guarantor, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the Holders of all or any series of the Securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of Securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company or any Guarantor;”

(b) Paragraph (e) of Section 14.01 of the Base Indenture is amended and restated as follows: “ to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture, as supplemented by the First Supplemental Indenture thereto;”

(c) Paragraph (i) of Section 14.01 of the Base Indenture is amended and restated as follows: “to cure any ambiguity, omission or inconsistency contained in this Indenture, as supplemented by the First Supplemental Indenture thereto, as evidenced by an Officer’s Certificate;”

(d) Paragraph (j) of Section 14.01 of the Base Indenture is amended and restated as follows: “to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;”

(e) Paragraph (l) of Section 14.01 of the Base Indenture is amended and restated as follows: “to make any change that does not materially adversely affect the rights of any Holder of any Security;”

(f) Paragraph (m) of Section 14.01 of the Base Indenture is amended and restated as follows: “to provide for uncertificated Securities in addition to or in place of certificated Securities (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code);”

(g) The word “or” at the end of paragraph (o) of Section 14.01 of the Base Indenture is deleted, and the period at the end of paragraph (p) of Section 14.01 of the Base Indenture is replaced with a semicolon;

(h) The following new paragraphs are added to Section 14.01 of the Base Indenture immediately following paragraph (p) thereof:

“(q) to conform the text of the Indenture, Guaranties or the Notes to any provision of the “Description of the notes” section of the Prospectus Supplement to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes; or

(r) to amend the provisions of the Indenture relating to the transfer and legending of Securities; provided, however, that (i) compliance with the Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Securities.”

(i) Clause (i) of paragraph (a) of Section 14.02 of the Base Indenture is amended and restated as follows:

“(i) extend the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the time at which any Security may be redeemed as described in such Security, or change the place of payment where, or the Currency in which the principal of and premium, if any, or interest on such Security is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 7.02, or impair the right of any Holder to receive payment of principal of and interest on such Holder’s Securities payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities; or”

(j) The period at the end of clause (iv) of paragraph (a) of Section 14.02 of the Base Indenture is replaced with “; or”.

(k) The following new clauses are added to paragraph (a) of Section 14.02 of the Base Indenture immediately following clause (iv) thereof:

“(v) make any change in the ranking or priority of any Security or Guaranty that would adversely affect the Holders of such Security; or

(vi) make any change in any Guaranty that would adversely affect the Holders of the Securities.”

(l) Paragraph (e) of Section 14.02 of the Base Indenture is amended and restated as follows: “Promptly after the execution by the Company, any Guarantor and the Trustee of any supplemental indenture pursuant to the provisions of this Section 14.02, the Company shall mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice, briefly describing the substance of such supplemental indenture, to the Holders of Securities at their addresses as the same shall then appear in the Register of the Company. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

SECTION 8.07. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 8.08. Provisions of General Application. The provisions of Sections 16.10 and 16.14 of the Base Indenture shall apply to this Supplemental Indenture mutatis mutandis.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Kelly J. Haecker
Name: Kelly J. Haecker
Title: Executive Vice President and Chief Financial Officer

[Signature Page to the First Supplemental Indenture]

CREAMER NATION, LLC

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

EB SAV INC.

By	/s/ Edward F. Fugger
Name: Edward F. Fugger
Title: President

EARTHBOUND FARM, LLC

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

EARTHBOUND HOLDINGS I, LLC

By	/s/ Roger E. Theodoredis
Name: Roger E. Theodoredis
Title: Sole Manager

EARTHBOUND HOLDINGS II, LLC

By	/s/ Roger E. Theodoredis
Name: Roger E. Theodoredis
Title: Sole Manager

[Signature Page to the First Supplemental Indenture]

EARTHBOUND HOLDINGS III, LLC

By	/s/ Roger E. Theodoredis
Name: Roger E. Theodoredis
Title: Sole Manager

HORIZON ORGANIC DAIRY, LLC

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

NATURAL SELECTION FOODS MANUFACTURING, LLC

By	/s/ Roger E. Theodoredis
Name: Roger E. Theodoredis
Title: Sole Manager

SILK OPERATING COMPANY, LLC

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

SUSTAINABLE PACKAGING
PARTNERS LLC

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

[Signature Page to the First Supplemental Indenture]

WWF OPERATING COMPANY

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

WHITEWAVE EQUIPMENT LEASING, LLC

By	/s/ Kelly J. Haecker
Name: Kelly J. Haecker
Title: President

WHITEWAVE SERVICES, INC.

By	/s/ David C. Oldani
Name: David C. Oldani
Title: Treasurer

[Signature Page to the First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to the First Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP No. 966244AA3

ISIN US966244AA30

No. [    ]

$[            ]

5.375% Senior Notes due 2022

The WhiteWave Foods Company, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [            ] on October 1, 2022.

Interest Payment Dates:	April 1 and October 1.
Record Dates:	March 15 and September 15.

Additional provisions of this Security are set forth on the other side of this Security.

Dated:

The WhiteWave Foods Company

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

            AUTHENTICATION

Wells Fargo Bank, National Association

as Trustee, certifies

            that this is one of the Securities of the

            series designated therein referred

            to in the within mentioned Indenture.

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

5.375% Senior Notes due 2022

1. Interest

The WhiteWave Foods Company., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown aboveF. The Company will pay interest semiannually on April 1 and October 1 of each year, commencing April 1, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 17, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its wholly owned Subsidiaries may act as Paying Agent, registrar or co-registrar.

4. Indenture

The Company issued the Notes under an Indenture (the “Base Indenture”), dated as of September 17, 2014, between the Company and the Trustee, as supplemented by the First Supplemental Indenture thereto (the “First Supplemental Indenture” and, together, the “Indenture”), dated as of September 17, 2014, among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are general senior unsecured obligations of the Company. The Company is entitled to issue Additional Notes pursuant to Section 3.01 of the Base Indenture. The initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5. Optional Redemption

Except as set forth below, the Company is not be entitled to redeem the Notes at its option.

Before October 1, 2017, the Company may at its option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.375%, plus accrued and unpaid interest, if any, to the redemption date, with an amount not to exceed the Net Cash Proceeds from one or more Equity Offerings; provided, however, that

(1) at least 50% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly by the Company or its Affiliates); and

(2) each such redemption occurs within 180 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice, may, at the Company’s discretion, be subject to the completion of the related Equity Offering.

The Company may at its option redeem all or a portion of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Trustee has no duty or responsibility for the contents, calculations or determinations provided for in the notice of redemption required under this paragraph 5.

6. Notice of Redemption

Notice of redemption will be made in accordance with the terms of the Indenture.

7. Put Provisions

Upon a Change of Control Triggering Event, any Holder of Notes will have the right to cause the Company to purchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8. Guaranties

From and after the Issue Date, the payment by the Company of the principal of, and premium and interest on, the Notes is guaranteed on a joint and several senior unsecured basis by each of the Guarantors on the terms set forth in the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar may require a Holder to, among other things, furnish appropriate endorsements or transfer documents and pay any taxes and fees required by law or permitted by the Indenture. The registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an interest payment date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Company is entitled at any time to terminate some or all of its and each Guarantor’s obligations under the Notes, the Guaranties and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

14. Defaults and Remedies

The Events of Default relating to the Notes are defined in the Indenture. Upon an occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders of the Notes are set forth in the Indenture.

15. Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. CUSIP Numbers

The Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holder of a Note. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21. Copies of Indenture

The Company will furnish to any Holder of a Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, Colorado 80202

Attention: Roger E. Theodoredis

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side
of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.